EXHIBIT 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-102369 and 333-149107) pertaining to the Syncor International Corporation Employees’ Savings and Stock Ownership Plan of our report dated June 22, 2009, with respect to the financial statements and schedules of the Syncor International Corporation Employees’ Savings and Stock Ownership Plan included in this Annual Report (Form 11-K/A) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Columbus, Ohio

June 22, 2009